METAWORKS PLATFORMS, INC.

(the "**Corporation**")

DIRECTOR'S CONSENT RESOLUTION

The undersigned, being all of the members of the board of directors of the Corporation, a Nevada corporation, do hereby consent to the adoption of, and do hereby adopt, the following resolutions with the same force and effect as if adopted at a meeting of the Board duly called and held pursuant to Section 78.315(2) of the *Nevada Revised Statutes* and pursuant to the bylaws of the Corporation effective as of March 1, 2024.

Name Change

WHEREAS, the Board of Directors of Metaworks Platforms Inc (the "Corporation") deems it advisable and in the best interests of the Corporation to change the name of the Corporation;

NOW, THEREFORE, BE IT RESOLVED, that the name of the Corporation be changed from "Metaworks Platforms Inc" to "Waste Energy Corp" effective September 6, 2024

RESOLVED FURTHER, that the officers of the Corporation are hereby authorized and directed to take all necessary actions to file the appropriate documents with the Secretary of State and any other governmental agency as required to effectuate the name change;

RESOLVED FURTHER, that the Corporation's bylaws and any other documents or agreements where the Corporation's name appears are hereby amended to reflect the new name, "Waste Energy Corp";

RESOLVED FURTHER, that the officers of the Corporation are authorized and directed to execute any and all documents and take such actions as may be necessary or appropriate to carry out the intent of the foregoing resolutions;

RESOLVED FINALLY, that any actions taken by the officers of the Corporation in furtherance of the foregoing resolutions before the adoption of these resolutions are hereby ratified, confirmed, and approved.

DocuSigned by:
Cameron Chell
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CAMERON CHELL

Signed by:
Edmund C. Moy
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EDMUND C. MOY

Signed by:
Shelly Murphy
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SHELLY MURPHY